Exhibit 99.4

KOFAX LIMITED
2015 EQUITY INCENTIVE PLAN

Adopted by the Board of Directors January 9, 2015

Approved by the Shareholders February 9, 2015

KOFAX LIMITED

2015 EQUITY INCENTIVE PLAN

Section 1.                      Purpose of the Plan.  The purpose of the Kofax Limited 2015 Equity Incentive Plan (the “Plan”) is to assist the Company and its Subsidiaries in attracting and retaining valued Employees, Consultants and Non-Employee Directors by offering them a greater stake in the Company’s success and a closer identity with it, and to encourage ownership of the Company’s shares by such Employees, Consultants and Non-Employee Directors.

Section 2.                      Definitions.  As used herein, the following definitions shall apply:

2.1.           “Award” means the grant of Options, SARs, Restricted Stock, Restricted Stock Units, Performance Stock, Performance Stock Units and Other Stock-Based Awards under the Plan.  Awards under the Plan shall not be pensionable.

2.2.           “Award Agreement” means the written agreement, instrument or document evidencing an Award.

2.3.           “Board” means the Board of Directors of the Company.

2.4.           “Cause” means,

(a)           if the applicable Participant is party to an effective employment, consulting or similar agreement with the Company or a Subsidiary, and such term is defined therein, “Cause” shall have the meaning provided in such agreement;

(b)           if the applicable Participant is not a party to an effective employment, consulting or similar agreement or if no definition of “Cause” is set forth in the applicable employment, consulting or similar agreement, “Cause” shall have the meaning provided in the applicable Award Agreement;

(c)           if neither (a) nor (b) applies, then “Cause” shall mean (i) engaging in (A) wilful or gross misconduct or (B) willful or gross neglect; (ii) failing to follow the lawful directions of superiors or the Board or the written policies and practices of the Company or its Subsidiaries; (iii) the commission of a felony or a crime involving any of the following: moral turpitude, dishonesty, breach of trust or unethical business conduct; or the commission of any crime involving the Company or its Subsidiaries; (iv) fraud, misappropriation or embezzlement; (v) a material breach of the Participant’s employment agreement (if any) with the Company or its Subsidiaries, whether or not such breach results in the termination of the Participant’s employment; (vi) acts or omissions constituting a material failure to perform substantially and adequately the duties assigned to the Participant that are consistent with his or her position(s); (vii) any illegal act detrimental to the Company or its Subsidiaries; (viii) repeated failure to devote substantially all of the Participant’s business time and efforts to the Company or its Subsidiaries if required by the Participant’s employment agreement; or (ix) the Participant’s abuse of illegal drugs or other controlled substances or the Participant’s habitual intoxication while providing services to the Company or its Subsidiaries.

2.5.           “Change in Control” means, unless otherwise provided in an Award Agreement, after the Effective Date:

(a)           the acquisition in one or more transactions (whether by purchase, merger, amalgamation or otherwise) by any “Person” (as such term is used for purposes of Section 13(d) or Section 14(d) of the Exchange Act, but excluding, for this purpose, (i) the Company or its Subsidiaries, (ii) any employee benefit plan of the Company or its Subsidiaries, (iii) any Person who as of January 1, 2015 has “Beneficial Ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of more than 20% of the combined voting power of the Company’s then outstanding voting securities (the “Voting Securities”), or (iv) an entity owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of shares of the Company) of “Beneficial Ownership,” of more than fifty percent (50%) of the combined voting power of the Voting Securities;

(b)           a change in the composition of the Board such that the individuals who as of any date constitute the Board (the “Incumbent Board”) cease to constitute a majority of the Board at any time during the 24-month period immediately following such date; provided, however, that if the election, or nomination for election by the Company’s shareholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board, and provided further that any reductions in the size of the Board that are instituted voluntarily by the Incumbent Board shall not constitute a Change in Control, and after any such reduction the “Incumbent Board” shall mean the Board as so reduced;

(c)           a complete liquidation or dissolution or winding up of the Company (other than pursuant to a transaction in which the assets of the Company are distributed to an entity owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of shares of the Company); or

(d)           the sale, directly or indirectly, of all or substantially all of the Company’s assets (determined on a consolidated basis), other than to a Person described in clauses (i), (ii) or (iii) of Section 2.5(a) above.

Notwithstanding the foregoing, a restructuring, reorganization or similar or analogous event in which the shareholders of the Company immediately before such event have “Beneficial Ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of the Company immediately after such event in substantially the same proportions as their ownership of Shares of the Company immediately before such event shall not constitute a Change in Control.

2.6.           “Code” means the Internal Revenue Code of 1986, as amended.

2.7.           “Company” means Kofax Limited, an exempted company with limited liability incorporated in Bermuda with registered number 45528, or any successor corporation or company.

2.8.           “Committee” means the Compensation Committee of the Board, provided that the Committee shall at all times have at least two members, each of whom shall be a “non employee director” as defined in Rule 16b-3 under the Exchange Act, an “outside director” as defined in Section 162(m) of the Code and the regulations issued thereunder and an “independent director” under the rules of any applicable stock exchange.

2.9.           “Consultant” means a natural person who provides bona fide services to the Company or its Subsidiaries other than in connection with the offer or sale of Shares or other securities or shares in a capital-raising transaction and is not engaged in activities that directly or indirectly promote or maintain a market for the Company’s Shares or other securities.

2.10.           “Disability” means,

(a)           if the applicable Participant is party to an effective employment, consulting or similar agreement with the Company or a Subsidiary, and such term is defined therein, “Disability” shall have the meaning provided in such agreement;

(b)           if the applicable Participant is not a party to an effective employment, consulting or similar agreement or if no definition of “Disability” is set forth in the applicable employment, consulting or similar agreement, “Disability” shall have the meaning provided in the applicable Award Agreement;

(c)           if neither (a) nor (b) applies, then “Disability” shall mean that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

2.11.           “Effective Date” means the date that the Plan is approved by the shareholders of the Company.

2.12.           “Employee” means an officer or other employee of the Company or a Subsidiary, including without limitation a director who is such an employee.

2.13.           “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.14.           “Fair Market Value” means, on any given date (i) if the Shares are listed on any established stock exchange or a national market system, including without limitation the NASDAQ Global Market, the NASDAQ Global Select Market or the NASDAQ Capital Market, the closing sales price for such Shares as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable (or, if no closing sales price was reported on that date, on the last trading date such closing sales price was reported); (ii) if (i) does not apply, then if the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the mean between the high bid and low asked prices for the Shares on the day of determination (or, if no bids and asks were reported on that date, on the last trading date such bids and asks were reported); or (iii) if (i) and (ii) do not apply, such value as the Committee in its discretion may in good faith determine in accordance with Section 409A of the Code and the regulations thereunder (and, with respect to Incentive Stock Options, in accordance with Section 422 of the Code and the regulations thereunder).

2.15.           “Good Reason” means,

(a)           if the applicable Participant is party to an effective employment, consulting or similar agreement with the Company or a Subsidiary, and such term is defined therein, “Good Reason” shall have the meaning provided in such agreement;

(b)           if the applicable Participant is not a party to an effective employment, consulting or similar agreement or if no definition of “Good Reason” is set forth in the applicable employment, consulting or similar agreement, “Good Reason” shall have the meaning provided in the applicable Award Agreement; or

(c)           if neither (a) nor (b) applies, then “Good Reason” shall mean, following a Change in Control, (i) a material diminution in the Participant’s base salary or target bonus, in either case, in effect immediately prior to such Change in Control; (ii) a material diminution in the Participant’s authority, duties, or responsibilities, in any case, as in effect immediately prior to such Change in Control; or (iii) a relocation of the Participant’s principal place of employment to a location that increases his/her one-way commute distance by more than thirty-five (35) miles from that in effect immediately prior to such Change in Control provided, in all cases of clauses (i) through (iii) above, that the Participant has notified the Committee of such condition within ninety (90) days following its first occurrence and the Company has failed to remedy such condition within thirty (30) days following the date of such notice.

2.16.           “Incentive Stock Option” means an Option or portion thereof intended to meet the requirements of an incentive stock option as defined in Section 422 of the Code and designated as an Incentive Stock Option, and which in fact meets such requirements of Section 422 of the Code.

2.17.           “Non-Employee Director” means a member of the Board who is not an Employee.

2.18.           “Non-Qualified Option” means an Option or portion thereof that is designated as not being an Incentive Stock Option or that does not otherwise qualify as an Incentive Stock Option.

2.19.           “Option” means a right granted under Section 6.1 of the Plan to purchase a specified number of Shares at a specified price.  An Option may be an Incentive Stock Option or a Non-Qualified Option; provided, however, that unless otherwise explicitly stated in an Award Agreement, each Option is hereby designated as a Non-Qualified Option.

2.20.           “Participant” means any Employee, Non-Employee Director or Consultant who receives an Award.

2.21.           “Performance Goals” means any goals established by the Committee in its sole discretion, the attainment of which is substantially uncertain at the time such goals are established.  Performance Goals may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or a Subsidiary, division, department or function within the Company or a Subsidiary.  Performance Goals may be measured on an absolute or relative basis.  Relative performance may be measured by a group of peer companies or by a financial market index.  To the extent that an Award is intended to be a Qualified Performance-Based Award, the vesting, earning and/or settlement of such Award shall be based on the achievement of one or more of the following Performance Goals (which may be determined on a GAAP or non-GAAP basis by the Committee in accordance with Section 162(m) of the Code): specified levels of or increases in return on capital, equity or assets; earnings measures/ratios (on a gross, net, pre-tax or post-tax basis), including without limitation diluted earnings per share, total earnings, operating earnings, earnings growth, earnings before interest and taxes (EBIT) and earnings before interest, taxes, depreciation and amortization (EBITDA); revenue or revenue growth; net economic profit (which is operating earnings minus a charge to capital); net income; operating income; sales; sales growth; gross margin; direct margin; share price (including but not limited to growth measures and total shareholder return), operating profit; per period or cumulative cash flow (including but not limited to operating cash flow and free cash flow) or cash flow return on investment (which equals net cash flow divided by total capital); inventory turns; financial return ratios; market share; balance sheet measurements such as receivable turnover; improvement in or attainment of expense levels; improvement in or attainment of working capital levels; debt reduction; strategic innovation, including but not limited to entering into, substantially completing, or receiving payments under, relating to, or deriving from a joint development agreement, licensing agreement, or similar agreement; customer or employee satisfaction; individual objectives; operating efficiency; regulatory body approvals for commercialization of products; implementation or completion of critical projects or related milestones; partnering or similar transactions; and any combination of any of the foregoing criteria.  If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or a Subsidiary, or the manner in which it conducts its business, or other events or circumstances render the Performance Goals unsuitable, the Committee may modify such Performance Goals and/or the related minimum, target, maximum and/or other acceptable levels of achievement, in whole or in part, as the Committee deems appropriate and equitable (but, with respect to any Qualified Performance-Based Award, only to the extent permitted by Code Section 162(m) and Section 8.2 hereof).

2.22.           “Performance Period” means the period selected by the Committee during which the performance of the Company, any Subsidiary, any department of the Company or any Subsidiary, or any individual is measured for the purpose of determining the extent to which a Performance Goal has been achieved, provided that the Performance Period shall not be less than one year.

2.23.           “Performance Stock” means Shares awarded by the Committee under Section 6.6 of the Plan that are subject to Performance Goals.

2.24.           “Performance Stock Unit” means the right granted under Section 6.5 of the Plan to receive, on the date of settlement, one Share or an amount equal to the Fair Market Value of one Share, which right is subject to Performance Goals.  Performance Stock Units may be settled in cash, Shares or any combination thereof; provided, however, that unless otherwise provided in an Award Agreement, Performance Stock Units shall be settled in Shares.

2.25.           “Prior Plan” means the Kofax Limited 2012 Equity Incentive Plan, as amended.

2.26.           “Qualified Performance-Based Award” means an Award, other than an Option or SAR, that is intended to constitute “qualified performance-based compensation” within the meaning of Code Section 162(m).

2.27.           “Restricted Stock” means a Share awarded by the Committee under Section 6.3 of the Plan.

2.28.           “Restricted Stock Unit” means the right granted under Section 6.4 of the Plan to receive, on the date of settlement, an amount equal to the Fair Market Value of one Share.  An Award of Restricted Stock Units may be settled in cash, Shares or any combination of the foregoing, as determined by the Committee in its sole discretion.

2.29.           “Restriction Period” means the period during which Performance Stock, Performance Stock Units, Restricted Stock and Restricted Stock Units are subject to forfeiture.

2.30.           “SAR” means a stock appreciation right awarded by the Committee under Section 6.2 of the Plan.

2.31.           “Securities Act” means the Securities Act of 1933, as amended.

2.32.           “Share” means one common share of the Company, par value US$0.001 per share.

2.33.           “Subsidiary” means any corporation, partnership, joint venture, company or other business entity of which 50% or more of the outstanding voting power is beneficially owned, directly or indirectly, by the Company.

2.34.           “Ten Percent Shareholder” means a person who on any given date owns, either directly or indirectly (taking into account the attribution rules contained in Section 424(d) of the Code), shares possessing more than 10% of the total combined voting power of all classes of shares of the Company or a Subsidiary.

Section 3.                      Eligibility.  Any Employee, Non-Employee Director or Consultant shall be eligible to be selected to receive an Award under the Plan, as determined in the sole discretion of the Committee; provided, however, that only persons who are Employees may be granted Incentive Stock Options.

Section 4.                      Administration and Implementation of the Plan.

4.1.           The Plan and all Award Agreements shall be administered by the Committee.  Any action of the Committee in administering the Plan and an Award Agreement shall be final, conclusive and binding on all persons, including without limitation the Company, its Subsidiaries, Participants, persons claiming rights from or through Participants and shareholders of the Company. No member of the Committee (or any person to whom the Committee has delegated authority to act under the Plan) shall be personally liable for any action, determination, or interpretation taken or made in good faith by the Committee (or such person) with respect to the Plan or any Awards granted hereunder, and all members of the Committee (and such persons to whom the Committee has delegated authority to act under the

Plan) shall be fully indemnified and protected by the Company in respect of any such action, determination or interpretation to the fullest extent permitted by law.

4.2.           Subject to the provisions of the Plan, the Committee shall have full and final authority in its discretion to (i) select the Employees, Non-Employee Directors and Consultants who will receive Awards pursuant to the Plan; provided that Awards granted to Non-Employee Directors shall be subject to ratification by the full Board; (ii) determine the type or types of Awards to be granted to each Participant; (iii) determine the number of Shares to which an Award will relate, the terms and conditions of any Award granted under the Plan (including, but not limited to, restrictions as to vesting, transferability or forfeiture, exercisability or settlement of an Award and waivers or accelerations thereof, based in each case on such considerations as the Committee shall determine) and all other matters to be determined in connection with an Award; (iv) determine the exercise price or purchase price (if any) of an Award; (v) determine whether, to what extent, and under what circumstances an Award may be cancelled, forfeited, or surrendered; (vi) determine whether, and to certify that, Performance Goals to which an Award is subject are satisfied; (vii) determine whether Participants will be permitted to defer the settlement of certain Awards; (viii) correct any defect or supply any omission or reconcile any inconsistency in the Plan and Award Agreements, and adopt, amend and rescind such rules, regulations, guidelines, forms of agreements and instruments relating to the Plan and Award Agreements as it may deem necessary or advisable; (ix) construe and interpret the Plan and Award Agreements; and (x) make all other determinations as it may deem necessary or advisable for the administration of the Plan and Award Agreements.  Notwithstanding anything in the Plan or an Award Agreement to the contrary, no Award may be repriced, replaced or regranted through cancellation, nor may any underwater option or SAR be repurchased for cash, in any case, without the approval of the shareholders of the Company, provided that nothing herein shall prevent the Committee from taking any action provided for in Sections 7 and 8.

4.3.           To the extent permitted by applicable law and the Company’s bye-laws, the Committee may delegate some or all of its authority with respect to the Plan and Awards to any executive officer of the Company or any other person or persons designated by the Committee, in each case, acting individually or as a committee, provided that the Committee may not delegate its authority hereunder to any person to make Awards to (a) Employees who are (i) subject to the requirements of Rule 16b-3 of the Exchange Act, (ii) “covered employees” within the meaning of Section 162(m) of the Code or (iii) officers or other Employees who are delegated authority by the Committee pursuant to this Section or (b) members of the Board.  Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation or thereafter in its sole discretion.  The Committee may at any time rescind the authority delegated to any person pursuant to this Section.  Any action undertaken by any such person or persons in accordance with the Committee’s delegation of authority pursuant to this Section shall have the same force and effect as if undertaken directly by the Committee.

Section 5.                      Shares Subject to the Plan.

5.1.           Subject to adjustment as provided in Section 8 hereof, the total number of Shares available for Awards under the Plan shall be 4,000,000 (the “Plan Limit”); provided, however, that to the extent that awards granted under the Prior Plan that are outstanding as of the

Effective Date are forfeited or such awards otherwise terminate for any reason whatsoever without an actual distribution of Shares to the holder thereof, then the Plan Limit shall be increased by a number of Shares equal to the number of Shares underlying the portion of such award so forfeited or terminated (provided that such increase shall not exceed 3,000,000 Shares, regardless of whether such forfeitures and/or terminations exceed 3,000,000 Shares).  Up to 4,000,000 Shares available for Awards under the Plan may be issued pursuant to Incentive Stock Options.  No Participant shall be granted (i) Qualified Performance-Based Awards in any one calendar year that individually or in the aggregate, cover more than 1,000,000 Shares or (ii) Options or SARs in any one calendar year that individually or in the aggregate, cover more than 1,000,000 Shares.  No Non-Employee Director may be granted Awards covering more than 150,000 Shares in any one calendar year.  For purposes of determining the number of Shares available for Awards under the Plan, each share-settled SAR shall count against the Plan Limit based on the number of Shares underlying the exercised portion of such SAR rather than the number of Shares issued in settlement of such SAR.  Any Shares tendered, with the Committee’s approval, by a Participant in payment of an exercise price for an Award or the tax liability with respect to an Award, including without limitation Shares withheld from any such Award, shall not be available for future Awards hereunder.  Each Award that is denominated in Shares but settled in cash shall count against the Plan Limit based on the number of Shares underlying such Award rather than the number of Shares issued in settlement of such Award.  Shares awarded under the Plan may be reserved or made available from the Company’s authorized and unissued Shares, from Shares reacquired (through open market transactions or otherwise) and held in the Company’s treasury (if any), by any trust or trustee designated by the Committee or by any other method deemed appropriate by the Committee.  Any Shares issued by the Company through the assumption or substitution of outstanding grants from an acquired company shall not reduce the Shares available for Awards under the Plan.

5.2.           If any Shares subject to an Award under the Plan are forfeited or such Award otherwise terminates for any reason whatsoever without an actual distribution of Shares to the Participant, any Shares counted against the number of Shares available for issuance pursuant to the Plan with respect to such Award shall, to the extent of any such forfeiture or termination, again be available for Awards under the Plan; provided, however, that the Committee may adopt procedures for the counting of Shares relating to any Award to ensure appropriate counting, avoid double counting, provide for adjustments in any case in which the number of Shares actually distributed differs from the number of Shares previously counted in connection with such Award, and if necessary, to comply with applicable law or regulations.

Section 6.                      Awards.  Awards may be granted on the terms and conditions set forth in this Section 6.  In addition, the Committee may impose on any Award or the settlement or exercise thereof, at the date of grant or thereafter, such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including without limitation terms requiring forfeiture of Awards in the event of the termination of employment or other relationship with the Company or any Subsidiary by the Participant; provided, however, that the Committee shall retain full power to accelerate or waive any such additional term or condition as it may have previously imposed (provided that, in any case, any such action is permitted under Code Section 409A).  The right of a Participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such Performance Goals as may be determined by the Committee.  Each Award, and the terms and conditions applicable thereto, shall be evidenced by an Award Agreement.  Unless a different vesting schedule is provided in an Award Agreement (in which case, the vesting schedule in such Award Agreement shall control), each Award that is not subject to the achievement of Performance Goals shall vest at the rate of 25% one year from the date of grant and quarterly thereafter at the rate of 6.25% per quarter, until the Award is fully vested on the fourth anniversary of the date of grant.

6.1.           Options.  Options give a Participant the right to purchase a specified number of Shares from the Company for a specified time period at a fixed exercise price, as provided in the applicable Award Agreement.  Options may be either Incentive Stock Options or Non-Qualified Options; provided that Incentive Stock Options may not be granted to Non-Employee Directors or Consultants.  The grant of Options shall be subject to the following terms and conditions:

(a)           Exercise Price.  The price per Share at which Shares may be purchased upon exercise of an Option shall be determined by the Committee and specified in the Award Agreement, but shall be not less than the Fair Market Value of one Share on the date of grant (or 110% of the Fair Market Value of one Share on the date of grant in the case of an Incentive Stock Option granted to a Ten Percent Shareholder) and shall not be less than the par value of such Share.

(b)           Term of Options.  The term of an Option shall be specified in the Award Agreement, but shall in no event be greater than ten years from the grant date (or five years from the grant date in the case of an Incentive Stock Option granted to a Ten Percent Shareholder).

(c)           Exercise of Option.  Each Award Agreement with respect to an Option shall specify the time or times at which an Option may be exercised in whole or in part and the terms and conditions applicable thereto, including without limitation (i) a vesting schedule which may be based upon the passage of time, attainment of Performance Goals or a combination thereof, (ii) whether the exercise price for an Option shall be paid in cash, with Shares, with any combination of cash and Shares, or with other legal consideration that the Committee may deem appropriate and to the extent permitted by applicable law, (iii) the methods of payment, which may include payment through cashless and net exercise arrangements, to the extent permitted by applicable law and (iv) the methods by which, or the time or times at which, Shares will be delivered or deemed to be delivered to Participants upon the exercise of such Option.  Payment of the exercise price shall in all events be made within three days after the date of exercise of an Option.  With respect to any Participant who is subject to Section 16 of the Exchange Act, such Participant may direct the Company to reduce the number of Shares that would otherwise be deliverable upon the exercise of his or her Option having a Fair Market Value on the date of exercise equal to the exercise price of the portion of the Option then being exercised.

(d)           Termination of Employment or Other Service.  Unless otherwise provided in an Award Agreement and except as otherwise provided in Section 7.2 hereof, upon a Participant’s termination of employment or other service with the Company and its Subsidiaries, the unvested portion of such Participant’s Options shall cease to vest and shall be forfeited (with no compensation due to the Participant) and the vested portion of such Participant’s Options shall remain exercisable by the Participant or the Participant’s beneficiary or legal representative, as the case may be, for a period of (i) 90 days in the event of a termination by the Company or a Subsidiary without Cause or a resignation by the Participant for Good Reason, (ii) 180 days in the event of a termination due to death or Disability and (iii) 30 days in the event of the Participant’s resignation not for Good Reason or the Company’s termination of the Participant for Cause; provided, however, that in no event shall any Option be exercisable after its stated term has expired.

(e)           Incentive Stock Options.  Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date he or she makes a “disqualifying disposition” (as defined in Section 421(b) of the Code) of any Shares acquired pursuant to the exercise of such Incentive Stock Option.  The Company may, if determined by the Committee and in accordance with procedures established by it, retain possession of any Shares acquired pursuant to the exercise of an Incentive Stock Option as agent for the applicable Participant until the end of any period during which a disqualifying disposition could occur, subject to complying with any instructions from such Participant as to the sale of such Shares.  The aggregate Fair Market Value, determined as of the date of grant, for Awards granted under the Plan (or any other stock or share option plan required to be taken into account under Section 422(d) of the Code) that are intended to be Incentive Stock Options which are first exercisable by the Participant during any calendar year shall not exceed $100,000.  To the extent an Award purporting to be an Incentive Stock Option exceeds the limitation in the previous sentence or does not otherwise qualify as an Incentive Stock Option, the portion of the Award in excess of such limit or that does not so qualify shall be a Non-Qualified Option.

(f)           No Dividend Equivalent Rights.  No Participant shall be entitled to dividend equivalent rights or payments with respect to any Shares underlying the Participant’s Options.

6.2.           Stock Appreciation Rights.  A SAR shall confer on the Participant a right to receive, upon exercise thereof, the excess of (i) the Fair Market Value of one Share on the date of exercise over (ii) the grant price of the SAR as determined by the Committee, but which may never be less than the Fair Market Value of one Share on the date of grant or the par value of the Share.  No payment from the Participant shall be required to exercise a SAR.  The grant of SARs shall be subject to the following terms and conditions:

(a)           General.  Each Award Agreement with respect to a SAR shall specify the number of SARs granted, the grant price of the SAR, the time or times at which the SAR may be exercised in whole or in part (including without limitation vesting upon the passage of time, the attainment of Performance Goals, or a combination thereof), the method of exercise, method of settlement (in cash, Shares or a combination thereof), method by which Shares will be delivered or deemed to be delivered to Participants (if applicable) and any other terms and conditions of the SAR.

(b)           Termination of Employment or Other Service. Unless otherwise provided in an Award Agreement and except as otherwise provided in Section 7.2 hereof, upon a Participant’s termination of employment or other service with the Company and its Subsidiaries, the unvested portion of such Participant’s SARs shall cease to vest and shall be forfeited (with no compensation due to the Participant) and the vested portion of such Participant’s SARs shall remain exercisable by the Participant or the Participant’s beneficiary or legal representative, as the case may be, for a period of (i) 90 days in the event of a termination by the Company or a Subsidiary without Cause or a resignation by the Participant for Good Reason, (ii) 180 days in the event of a termination due to death or Disability and (iii) 30 days in the event of the Participant’s resignation not for Good Reason or the Company’s termination of the Participant for Cause; provided, however, that in no event shall any SAR be exercisable after its stated term has expired.

(c)           Term.  The term of a SAR shall be specified in the Award Agreement, but shall in no event be greater than ten years.

(d)           No Dividend Equivalent Rights.  No Participant shall be entitled to dividend equivalent rights or payments with respect to any Shares underlying the Participant’s SARs.

6.3.           Restricted Stock.  An Award of Restricted Stock is a grant by the Company of a specified number of Shares to the Participant, which Shares are subject to forfeiture upon the happening of specified events during the Restriction Period.  Such an Award shall be subject to the following terms and conditions:

(a)           General.  Each Award Agreement with respect to Restricted Stock shall specify the duration of the Restriction Period and/or each installment thereof, the conditions under which the Restricted Stock may be forfeited to the Company, and the amount, if any, the Participant must pay to receive the Restricted Stock.  Such restrictions may include a vesting schedule based upon the passage of time.

(b)           Transferability.  During the Restriction Period, the transferability of Restricted Stock shall be prohibited or restricted in the manner and to the extent prescribed in the applicable Award Agreement. Such restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Stock to a continuing substantial risk of forfeiture in the hands of any transferee.

(c)           Shareholder Rights.  Unless otherwise provided in the applicable Award Agreement, during the Restriction Period the Participant shall have all the rights of a shareholder with respect to Restricted Stock, including, without limitation, the right to receive dividends thereon (whether in cash or Shares) and to vote such Shares of Restricted Stock in accordance with the Company’s bye-laws. Dividends shall be subject to the same restrictions as the underlying Restricted Stock unless otherwise provided by the Committee (and the Committee may, in its sole discretion, withhold any cash dividends paid on Restricted Stock until the restrictions applicable to such Restricted Stock have lapsed); provided, however, that dividends paid on unvested Restricted Stock that is subject to Performance Goals shall not be paid or released unless and until the applicable Performance Goals have been achieved.

(d)           Termination of Employment or Other Service. Unless otherwise provided in an Award Agreement and except as otherwise provided in Section 7.2 hereof, upon a Participant’s termination of employment or other service with the Company and its Subsidiaries for any reason, the unvested portion of each Award of Restricted Stock granted to such Participant shall be forfeited with no compensation due the Participant.

(e)           Additional Matters.  Upon the Award of Restricted Stock, the Committee may direct the number of Shares subject to such Award be issued to the Participant or placed in a restricted stock account (including without limitation an electronic account) with the transfer agent and in either case designating the Participant as the registered owner.  The certificate(s), if any, representing such Shares shall be physically or electronically legended, as applicable, as to sale, transfer, assignment, pledge or other encumbrances during the Restriction Period and, if issued to the Participant, returned to the Company to be held in escrow during the Restriction Period.  In all cases, the Participant shall sign a stock power or share transfer form (as appropriate) endorsed in blank to the Company to be held in escrow during the Restriction Period.

6.4.           Restricted Stock Units.  Restricted Stock Units are solely a device for the measurement and determination of the amounts to be paid to a Participant under the Plan.  Restricted Stock Units do not constitute Shares and shall not be treated as (or as giving rise to) property or as a trust fund of any kind; provided, however, that the Company may establish a bookkeeping reserve to meet its obligations hereunder or a trust or other funding vehicle that would not cause the Plan to be deemed to be funded for tax purposes or for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.  The right of any Participant in respect of an Award of Restricted Stock Units shall be no greater than the right of any unsecured general creditor of the Company.  The grant of Restricted Stock Units shall be subject to the following terms and conditions:

(a)           Restriction Period.  Each Award Agreement with respect to Restricted Stock Units shall specify the duration of the Restriction Period, if any, and/or each installment thereof and the conditions under which such Award may be forfeited to the Company.  Such restrictions may include a vesting schedule based upon the passage of time.

(b)           Termination of Employment or Other Service.  Unless otherwise provided in an Award Agreement and except as otherwise provided in Section 7.2 hereof, upon a Participant’s termination of employment or other service with the Company and its Subsidiaries for any reason, the unvested portion of each Award of Restricted Stock Units credited to such Participant shall be forfeited with no compensation due the Participant.

(c)           Settlement.  Unless otherwise provided in an Award Agreement (i) an Award of Restricted Stock Units shall be settled in Shares, provided that any fractional Restricted Stock Units shall be settled in cash and (ii) subject to the Participant’s continued employment or other service with the Company or a Subsidiary from the date of grant through the expiration of the Restriction Period (or applicable portion thereof), the vested portion of an Award of Restricted Stock Units shall be settled within 60 days after the expiration of the Restriction Period (or applicable portion thereof).

(d)           Shareholder Rights.  Nothing contained in the Plan shall be construed to give any Participant rights as a shareholder with respect to an Award of Restricted Stock Units (including, without limitation, any voting, dividend or derivative or other similar rights).  Notwithstanding the foregoing, the Committee may provide in an Award Agreement that amounts equal to any dividends declared during the Restriction Period or deferral period on the Shares represented by an Award of Restricted Stock Units will be credited to the Participant’s account and settled in Shares at the same time (and subject to the same forfeiture restrictions) as the Restricted Stock Units to which such dividend equivalents relate (with the number of Shares released in payment of such dividend equivalents to equal the amount of dividend equivalents then being settled, divided by the Fair Market Value of one Share on the settlement date of such dividend equivalents).

6.5.           Performance Stock Units~~.~~  Performance Stock Units are solely a device for the measurement and determination of the amounts to be paid to a Participant under the Plan.  Performance Stock Units do not constitute Shares and shall not be treated as (or as giving rise to) property or as a trust fund of any kind; provided, however, that the Company may establish a bookkeeping reserve to meet its obligations hereunder or a trust or other funding vehicle that would not cause the Plan to be deemed to be funded for tax purposes or for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.  The right of any Participant in respect of an Award of Performance Stock Units shall be no greater than the right of any unsecured general creditor of the Company.  The grant of Performance Stock Units shall be subject to the following terms and conditions~~:~~

             (a)           Restriction Period.  Each Award Agreement with respect to Performance Stock Units shall specify the duration of the Performance Period and the Restriction Period, if any, and/or each installment thereof, the Performance Goals applicable to the Performance Stock Units and the conditions under which the Performance Stock Units may be forfeited to the Company.  Such restrictions shall include a vesting schedule based on the attainment of one or more Performance Goals.

    (b)           Termination of Employment or Other Service.  Unless otherwise provided in an Award Agreement and except as otherwise provided in Section 7.2 hereof, upon a Participant’s termination of employment or other service with the Company and its Subsidiaries for any reason, the unvested portion of each Award of Performance Stock Units credited to such Participant shall be forfeited with no compensation due the Participant.

             (c)           Settlement.  Unless otherwise provided in an Award Agreement, subject to the Participant’s continued employment or other service with the Company or a Subsidiary from the Grant Date through the expiration of the Restriction Period (or applicable portion thereof), the vested portion of an Award of Performance Stock Units shall be settled within 60 days after the expiration of the Restriction Period (or applicable portion thereof).

             (d)           Stockholder Rights.  Nothing contained in the Plan shall be construed to give any Participant rights as a shareholder with respect to an Award of Performance Stock Units (including, without limitation, any voting, dividend or derivative or other similar rights).  Notwithstanding the foregoing, the Committee may provide in an Award Agreement that amounts equal to any dividends declared by the Company during the Restriction Period on the Shares represented by an Award of Performance Stock Units will be credited to the Participant’s account and settled in Shares at the same time (and subject to the same forfeiture restrictions and Performance Goals) as the Performance Stock Units to which such dividend equivalents relate (with the number of Shares released in payment of such dividend equivalents to equal the amount of dividend equivalents then being settled, divided by the Fair Market Value of one Share on the settlement date of such dividend equivalents)~~.~~

          6.6.           Performance Stock.  An Award of Performance Stock is a grant by the Company of a specified number of Shares to the Participant, which Shares are conditional on the achievement of Performance Goals during the Performance Period and subject to forfeiture upon the happening of specified events during the Restriction Period.  An Award of Performance Stock shall be subject to the following terms and conditions.

             (a)           General.  Each Award Agreement with respect to Performance Stock shall specify the duration of the Performance Period and the Restriction Period, if any, and/or each installment thereof, the Performance Goals applicable to the Performance Stock and the conditions under which the Performance Stock may be forfeited to the Company, and the amount, if any, the Participant must pay to receive the Performance Stock.

             (b)           Transferability.  During the Restriction Period, if any, the transferability of Performance Stock shall be prohibited or restricted in the manner and to the extent prescribed in the applicable Award Agreement. Such restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Performance Stock to a continuing substantial risk of forfeiture in the hands of any transferee.

             (c)           Stockholder Rights.  Unless otherwise provided in the applicable Award Agreement, during the Restriction Period the Participant shall have all the rights of a stockholder with respect to Performance Stock, including, without limitation, the right to receive dividends thereon (whether in cash or Shares), but only to the extent that Performance Stock vests based on the achievement of Performance Goals, and to vote such shares of Performance Stock.  Dividends shall be subject to the same restrictions (and Performance Goals) as the underlying Performance Stock and the Committee shall withhold any cash dividends paid on Performance Stock until the Performance Goals are achieved and restrictions applicable to such Performance Stock have lapsed.

             (d)           Termination of Employment or Other Service. Unless otherwise provided in an Award Agreement and except as otherwise provided in Section 7.2 hereof, upon a Participant’s termination of employment or other service with the Company and its Subsidiaries for any reason, the unvested portion of each Award of Performance Stock granted to such Participant shall be forfeited with no compensation due the Participant~~.~~

6.7.           Other Stock-Based Awards.  The Committee is authorized, subject to limitations under applicable law, to grant to Participants any type of Award (in addition to those Awards provided in Sections 6.1, 6.2, 6.3, 6.4, 6.5 and 6.6 hereof) that is payable in, or valued in whole or in part by reference to, Shares, and that is deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, fully vested Shares and dividend equivalents (“Other Awards”).

Section 7.                      Change in Control.

7.1           General.  Unless otherwise provided in an Award Agreement or an effective employment, consulting or similar agreement with the Company or a Subsidiary, a Change in Control shall not, in and of itself, accelerate the vesting, settlement or exercisability of outstanding Awards.  Notwithstanding the foregoing and unless otherwise provided in an Award Agreement or an effective employment, consulting or similar agreement with the Company or a Subsidiary, if (i) the successor corporation or company (or its direct or indirect parent) does not agree to assume an outstanding Award or does not agree to substitute or replace such Award with an award involving the ordinary equity securities of such successor corporation (or its direct or indirect parent) on terms and conditions necessary to preserve the rights of the applicable Participant with respect to such Award, (ii) the securities of the Company or the successor corporation or company (or its direct or indirect parent) will not be publicly traded on a U.S. securities exchange immediately following such Change in Control or (iii) the Change in Control is not approved by a majority of the Incumbent Directors immediately prior to such Change in Control, then the Committee, in its sole discretion, may take one or more of the actions with respect to all, some or any such Awards: (a) accelerate the vesting and, if applicable, exercisability of such Awards such that the Awards are fully vested and, if applicable, exercisable (effective immediately prior to such Change in Control); (b) with respect to any Awards that do not constitute “non-qualified deferred compensation” within the meaning of Code Section 409A, accelerate the settlement of such Awards upon such Change in Control; (c) with respect to Awards that constitute “non-qualified deferred compensation” within the meaning of Code Section 409A, terminate all such Awards and settle all such Awards for a cash payment equal to the Fair Market Value of the Shares underlying such Awards less the amount the Participant is required to pay for such Shares, if any, provided that (I) such Change in Control satisfies the requirements of Treasury Regulation Section 1.409A-3(i)(5)(v), (vi) or (vii) and (II) all other arrangements that would be aggregated with such Awards under Code Section 409A are terminated and liquidated within 30 days before or 12 months after such Change in Control; (d) cancel outstanding Options or SARs in exchange for a cash payment in an amount equal to the excess, if any, of the Fair Market Value of the Shares underlying the unexercised portion of the Option or SAR as of the date of the Change in Control over the exercise price or grant price, as the case may be, of such portion, provided that any Option or SAR with a per Share exercise price or grant price, as the case may be, that equals or exceeds the Fair Market Value of one Share on the date of the Change in Control shall be cancelled with no payment due the Participant and (e) take such other actions as the Committee deems appropriate.  If any action is taken with respect to any Award under items (a) through (e) of this Section 7.1 and such Award is subject to Performance Goals, such Performance Goals shall be deemed satisfied based on the actual level of achievement of the applicable Performance Goals through the date of the Change in Control or, if doing so would result in the Participant’s receipt of a larger payment or settlement amount, using the applicable target level of achievement through the date of such Change in Control rather than such actual level of achievement.  The judgment of the Committee with respect to any matter referred to in this Section shall be conclusive and binding upon each Participant without the need for any amendment to the Plan or any Award or Award Agreement.  Notwithstanding the foregoing, no Award that constitutes “non-qualified deferred compensation” (within the meaning of Section 409A of the Code) shall be payable upon the occurrence of a Change in Control unless such Change in Control satisfies the requirements of Treasury Regulation Section 1.409A-3(i)(5).

7.2.           Termination Following a Change in Control.  Notwithstanding anything contained in the Plan to the contrary, unless otherwise provided in an Award Agreement or an effective employment, consulting or similar agreement with the Company or a Subsidiary, or as otherwise may be determined by the Committee prior to a Change in Control, in the event that Awards under the Plan are assumed in connection with a Change in Control or are substituted with new awards, in either case, pursuant to Section 7.1 above, and a Participant’s employment or other service with the Company and its Subsidiaries is terminated by the Company or a Subsidiary without Cause or due to Disability, by such Participant for Good Reason or as the result of the Participant’s death, in any case, within 24 months following a Change in Control, (i) the unvested portion of such Participant’s Awards (including without limitation any awards received in substitution of an Award) shall vest in full (with any applicable Performance Goals being deemed to have been achieved at target or, if greater, actual levels of performance), (ii) Awards of Options and SARs (including without limitation options and stock or share appreciation rights received in substitution of an Award) shall remain exercisable by the Participant or the Participant’s beneficiary or legal representative, as the case may be, for a period of one-year thereafter (but not beyond the stated term of such Option or SAR), (iii) all Restricted Stock Units and Performance Stock Units (including without limitation restricted stock units and performance stock units received in substitution of an Award) shall be settled within 30 days after such termination and (iv) all Other Stock-Based Awards (including without limitation any received in substitution of an Award) shall be settled within 30 days after such termination; provided, however, that with respect to clauses (iii) and (iv), if settlement of such Awards on the date described in this Section 7.2 would violate Code Section 409A, then such Award instead shall be settled in full at the time it otherwise would have been settled in connection with a termination of employment or service without Cause, due to death or Disability or for Good Reason, as applicable.

Section 8.                      Adjustments upon Changes in Capitalization.

8.1.           In order to prevent dilution or enlargement of the rights of Participants under the Plan as a result of any share dividend, recapitalization, forward share split or reverse share split, reorganization, division, merger, consolidation, amalgamation, spin-off, combination, repurchase or share exchange, extraordinary or unusual cash distribution or other similar or analogous corporate transaction or event that affects the Shares, the Committee shall adjust (i) the number and kind of Shares which may thereafter be issued in connection with Awards, (ii) the number and kind of Shares issuable in respect of outstanding Awards, (iii) the aggregate number and kind of Shares available under the Plan (including without limitation any of the specific limitations under Section 5 hereof), and (iv) the exercise or grant price relating to any Award.  Any such adjustment shall be made in an equitable manner which reflects the effect of such transaction or event.  It is provided, however, that in the case of any such transaction or event, the Committee may make any additional adjustments to the items in (i) through (iv) above which it deems appropriate in the circumstances, or make provision for a cash payment with respect to any outstanding Award; and it is provided, further, that no adjustment shall be made under this Section that would adversely affect the exemption of any Qualified Performance-Based Award under Section 162(m) of the Code.

8.2.           In addition to the adjustments described in Section 8.1 above, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards, including without limitation any Performance Goals, in recognition of unusual or nonrecurring events affecting the Company or any Subsidiary, or in response to changes in applicable laws, regulations, or accounting principles (including, without limitation, (a) asset write-downs; (b) significant litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting standards or principles, or other laws or regulatory rules affecting reporting results; (d) any reorganization and/or restructuring programs or change in the corporate structure or capital structure of the Company; (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 (or any successor pronouncement thereto) and/or in management's discussion and analysis of financial condition and results of operations appearing in the Company's annual report to shareholders for the applicable year or period; (f) acquisitions or divestitures; (g) any other specific unusual or nonrecurring events or objectively determinable category thereof; (h) foreign exchange gains and losses; and (i) a change in the Company's fiscal year); provided, however, that with respect to any Qualified Performance-Based Award, prior to or at the time of the establishment of the Performance Goal, the Committee specifies the impact that such event will have on such Award, including without limitation the applicable Performance Goals and/or various levels of achievement of such Award.

Section 9.                      Termination and Amendment.

9.1.           Changes to the Plan and Awards.  The Board may amend, alter, suspend, discontinue, or terminate the Plan without the consent of the Company’s shareholders or Participants, except that any such amendment or alteration shall be subject to the approval of the Company’s shareholders if (i) such action would increase the number of Shares subject to the Plan (other than in connection with adjustments under Section 8.1), (ii) such action would decrease the price at which Awards may be granted, or (iii) such shareholder approval is required by any applicable federal, state or foreign law or regulation or the rules of any stock exchange or automated quotation system on which the Shares may then be listed or quoted, and the Board may otherwise, in its discretion, determine to submit such other changes to the Plan to the Company’s shareholders for approval; provided, however, that except as provided in Section 18, without the consent of an affected Participant, no amendment, alteration, suspension, discontinuation, or termination of the Plan may materially and adversely affect the rights of such Participant under any outstanding Award unless such modification is necessary to ensure a deduction under Section 162(m) of the Code.

9.2.           The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue, or terminate, any Award theretofore granted and any Award Agreement relating thereto; provided, however, that except as provided in Section 18, without the consent of an affected Participant, no such amendment, alteration, suspension, discontinuation, or termination of any Award may materially and adversely affect the rights of such Participant under such Award unless such modification is necessary to ensure a deduction under Section 162(m) of the Code.

9.3.           Notwithstanding anything in Section 8 or this Section 9 to the contrary, any Performance Goal applicable to an Award shall not be deemed a fixed contractual term, but shall remain subject to adjustment by the Committee, in its discretion at any time in view of the Committee’s assessment of the Company’s strategy, performance of comparable companies, and other circumstances, provided that with respect to a Qualified Performance-Based Award, such adjustment is permitted under Section 162(m) of the Code.

9.4.           No Repricing.  Notwithstanding anything in the Plan or an Award Agreement to the contrary, no Award may be repriced, replaced or regranted through cancellation, nor may any underwater option or SAR be repurchased for cash, in any case, without the approval of the shareholders of the Company, provided that nothing herein shall prevent the Committee from taking any action provided for in Sections 7 and 8.

Section 10.                      No Right to Award, Employment or Service.  No Employee, Consultant or Non-Employee Director shall have any claim to be granted any Award under the Plan, and there is no obligation that the terms of Awards be uniform or consistent among Participants.  Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Company or any Subsidiary.  For purposes of this Plan, a transfer of employment or service between the Company and its Subsidiaries shall not be deemed a termination of employment or service; provided, however, that individuals employed by, or otherwise providing services to, an entity that ceases to be a Subsidiary shall be deemed to have incurred a termination of employment or service, as the case may be, as of the date such entity ceases to be a Subsidiary unless such individual becomes an employee of, or service provider to, the Company or another Subsidiary as of the date of such cessation.   A change in status from Employee to Consultant shall be deemed to be a termination of employment, unless otherwise determined by the Committee.  The Committee may adopt rules and make determinations on how a leave of absence will impact an Award, including, without limitation, tolling the vesting schedule or treating such leave of absence as a termination of employment or other service.

Section 11.                      Taxes.  Each Participant must make appropriate arrangement for the payment of any taxes relating to an Award granted hereunder.  The Company or any Subsidiary is authorized to withhold from any payment relating to an Award under the Plan, including without limitation from a distribution of Shares, amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award (including without limitation withholding from any payroll or other payment due to a Participant) .  This authority shall include the ability to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations.  With respect to any Participant who is subject to Section 16 of the Exchange Act, such Participant may direct the Company to reduce the number of Shares that would otherwise be deliverable upon the exercise, settlement or vesting of his or her Awards having a Fair Market Value on the date of exercise, settlement or vesting (as the case may be) equal to the withholding due in connection with such exercise, settlement or vesting (as the case may be).  Withholding of taxes in the form of Shares with respect to an Award shall not occur at a rate that exceeds the minimum required statutory federal and state withholding rates.

Section 12.                      Limits on Transferability; Beneficiaries.  No Award or other right or interest of a Participant under the Plan shall be (i) pledged, encumbered, or hypothecated to, or in favor of, or subject to any lien, obligation, or liability of such Participant to, any party, other than the Company or any Subsidiary, or (ii) assigned or transferred by such Participant other than by will or the laws of descent and distribution, and such Awards and rights shall be exercisable during the lifetime of the Participant only by the Participant or (with respect to Awards other than Incentive Stock Options) his or her guardian or legal representative.  Notwithstanding the foregoing, the Committee may, in its discretion, provide that Non-Qualified Options, SARs, Performance Stock and Restricted Stock be transferable, without consideration, to immediate family members (i.e., children, grandchildren or spouse), to trusts for the benefit of such immediate family members and to partnerships in which such family members are the only partners (any vesting conditions shall be unaffected by such transfer).  The Committee may attach to such transferability feature such terms and conditions as it deems advisable.  In addition, a Participant may, in the manner established by the Committee, designate a beneficiary (which may be a person or a trust) to exercise the rights of the Participant, and to receive any distribution, with respect to any Award upon the death of the Participant.  A beneficiary, guardian, legal representative or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional restrictions deemed necessary or appropriate by the Committee.

Section 13.                      Foreign Nationals.  Without amending the Plan, Awards may be granted to Employees, Consultants and Non-Employee Directors who are foreign nationals or are employed or providing services outside the United States or both, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to further the purpose of the Plan.  Moreover, the Committee may approve such supplements to, or sub-plans, amendments, restatements or alternative versions of, the Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of the Plan as in effect for any other purpose, provided that no such supplements, sub-plans, amendments, restatements or alternative versions shall include any provisions that are prohibited by the terms of the Plan, as then in effect, unless the Plan could have been amended to eliminate such prohibition without further approval by the shareholders of the Company.

Section 14.                      Securities Law Requirements.

14.1.           No Shares may be issued hereunder if the Company shall at any time determine that to do so would (i) violate the listing requirements of an applicable securities or stock exchange, or adversely affect the registration or qualification of the Company’s Shares under any state or federal law or Bermuda law, or (ii) require the consent or approval of any regulatory or supervising body or shareholders.  In any of the events referred to in clause (i) or clause (ii) above, the issuance of such Shares shall be suspended and shall not be effective unless and until such listing, registration, qualifications, consents or approval shall have been effected or obtained free of any conditions not acceptable to the Company in its sole discretion, notwithstanding any termination of any Award or any portion of any Award during the period when issuance has been suspended (provided, however, that if permitted under Code Section 409A, the Committee may toll the expiration date of an Award such that it will not terminate during any such period of suspension).

14.2.           The Committee may require, as a condition to the issuance of Shares hereunder, representations, warranties and agreements to the effect that such Shares are being purchased or acquired by the Participant for investment only and without any present intention to sell or otherwise distribute such Shares, and that the Participant will not dispose of such Shares in transactions which, in the opinion of counsel to the Company, would violate the registration provisions of the Securities Act and the rules and regulations thereunder or Bermuda law.

Section 15.                      Termination.  Unless earlier terminated, the Plan shall terminate with respect to the grant of new Awards on the earlier of the 10-year anniversary of the Effective Date or the 10-year anniversary of the date the Plan was approved by the Board, and no Awards under the Plan shall thereafter be granted; provided that no such termination shall impact Awards that were granted prior to such termination.

Section 16.                      Fractional Shares.  The Company will not be required to issue any fractional Shares pursuant to the Plan.  The Committee may provide for the elimination of fractions and settlement of such fractional Shares in cash, in its sole discretion.

Section 17.                      Discretion.  In exercising, or declining to exercise, any grant of authority or discretion hereunder, the Committee may consider or ignore such factors or circumstances and may accord such weight to such factors and circumstances as the Committee alone and in its sole judgment deems appropriate and without regard to the effect such exercise, or declining to exercise such grant of authority or discretion, would have upon the affected Participant, any other Participant, any Employee, any Consultant, any Non-Employee Director, the Company, any Subsidiary, any affiliate, any shareholder or any other person.

Section 18.                      Code Section 409A.  The Plan and all Awards are intended to comply with, or be exempt from, Code Section 409A and all regulations, guidance, compliance programs and other interpretative authority thereunder, and shall be interpreted in a manner consistent therewith.  Notwithstanding anything contained herein to the contrary, in the event any Award is subject to Code Section 409A, the Committee may, in its sole discretion and without a Participant’s prior consent, amend the Plan and/or Award, adopt policies and procedures, or take any other actions as deemed appropriate by the Committee to (i) exempt the Plan and/or any Award from the application of Code Section 409A, (ii) preserve the intended tax treatment of any such Award or (iii) comply with the requirements of Code Section 409A.  In the event that a Participant is a “specified employee” within the meaning of Code Section 409A, and a payment or benefit provided for under the Plan would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six (6) months after such Participant’s separation from service (within the meaning of Code Section 409A), then such payment or benefit shall not be paid (or commence) during the six (6) month period immediately following such Participant’s separation from service except as provided in the immediately following sentence. In such an event, any payments or benefits that would otherwise have been made or provided during such six (6) month period and which would have incurred such additional tax under Code Section 409A shall instead be paid to the Participant in a lump-sum, without interest, on the earlier of (i) the first business day of the seventh month following the month in which such Participant’s separation from service occurs or (ii) the tenth business day following such Participant’s death. A Participant’s right to receive any installment payments under an Award Agreement, including without limitation as the result of any deferral of an Award in accordance with Code Section 409A, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Code Section 409A.  Notwithstanding anything contained in the Plan or in an Award Agreement to the contrary, neither the Company, any member of the Committee nor any Subsidiary shall have any liability or obligation to any Participant or any other person for taxes, interest, penalties or fines (including without limitation any of the foregoing resulting from the failure of any Award granted hereunder to comply with, or be exempt from, Code Section 409A).  Any Award that is to be settled or paid upon a termination of employment or service and that constitutes “non-qualified deferred compensation” under Code Section 409A shall not be paid or settled unless such termination of employment or service constitutes a “separation from service” within the meaning of Code Section 409A.

Section 19.                      Governing Law.  The validity and construction of the Plan and any Award Agreements entered into thereunder shall be construed and enforced in accordance with the laws of the State of Delaware, but without giving effect to the conflict of laws principles thereof.

Section 20.                      Recoupment.  Any Award granted pursuant to the Plan shall be subject to mandatory repayment by the Participant to the Company pursuant to the terms of any Company “clawback” or recoupment policy in effect from time to time (i) applicable to the Plan, (ii) set forth in the Participant’s Award Agreement or (iii) required by law or the rules of any applicable securities exchange.  Without limiting the foregoing, and notwithstanding any other provision of the Plan to the contrary, unless otherwise provided in an Award Agreement, in the event of either (x) a material misstatement or restatement in the Company’s or any of its Subsidiaries’ audited financial accounts (other than as a result of a change in accounting practice) or (y) the misconduct of a Participant which results in or is reasonably likely to result in (i) significant reputational damage to the Company, any Subsidiary thereof or to a relevant business unit (as appropriate); (ii) a material adverse effect on the financial position of the Company, any Subsidiary thereof or to a relevant business unit (as appropriate); or (iii) a material adverse effect on the business opportunities and prospects for sustained performance or profitability of the Company, any Subsidiary thereof or relevant business unit (as appropriate), then the Committee may in its discretion determine (acting fairly and reasonably) that the number of Shares over which an Award is granted shall be reduced to such amount or number (including to zero) as the Committee considers appropriate in the circumstances.

     Section 21.                      Effective Date.  The Plan shall become effective upon the Effective Date, and no Award shall become exercisable, realizable or vested prior to the Effective Date.